Exhibit 1

2116-130 Adelaide St. W.
Toronto, Ontario
Canada M5H 3P5

For Immediate Release	News Release

North American Palladium added to S&P/TSX Global Mining Index

TORONTO, April 23 – North American Palladium Ltd. (TSX: PDL, PDL.WT) (AMEX: PAL, PAL.WS) is pleased to announce that the Company has been included in the S&P/TSX Global Mining Index.  The Company joins a prestigious group of platinum group metal (PGM) producers that form part of the index.

The S&P/TSX Global Mining Index is an investable index that provides investors with a broadly representative benchmark for global mining portfolios.

About North American Palladium

North American Palladium is one of North America’s largest producers of palladium.  The Company’s core palladium business at the Lac des Iles mine is strengthened by a significant contribution from platinum, nickel, gold and copper by-product metals.  The Company is actively progressing its three advanced exploration projects: the Offset High Grade Zone at its Lac des Iles Mine, the Shebandowan West Project, located approximately 100 kilometres from the mine, and the Arctic Platinum Project in Finland.  Please visit www.napalladium.com for more information.

For further information please contact:

Linda Armstrong

Director, Investor Relations

Tel:                          (416) 360-7971 Ext. 226

Email:               larmstrong@napalladium.com